AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is entered into as of January 10, 2017 between Aspirity Holdings, LLC, a Minnesota limited liability company (the “Company”) and Scott C. Lutz (“Lutz”).

WHEREAS, the Company and Lutz entered into that certain Employment Agreement dated January 1, 2016 setting forth the terms and conditions of Lutz’ employment as the Company’s Vice President and Chief Marketing Officer and providing certain severance benefits and change of control protections (the “Employment Agreement”);

WHEREAS, on August 15, 2016, the Company appointed Lutz to act as its President and Chief Executive Officer; and

WHEREAS, the Company and Lutz desire to amend the Employment Agreement revise the salary and bonus provisions thereof such that the compensation provided to Lutz under the Employment Agreement is equivalent to that provided to the Company’s prior President and Chief Executive Officer.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Lutz agree that the Employment Agreement is hereby amended as follows:

1.	Clause (i) of the definition of “Good Reason” set forth in Section 1(f) of the Employment Agreement shall be amended to state:

“ .. . . (i) the Executive is not at all times duly elected to the position of President and Chief Executive Officer . . . .”

2.	Section 2(a) of the Employment Agreement shall be amended to contemplate that Lutz has, since August 15, 2016, been employed as the Company’s President and Chief Executive Officer, rather than the Vice President and Chief Marketing Officer of the Company. Except as necessary to carry out the intent of the foregoing sentence, the language of Section 2(a) of the Employment Agreement shall remain in full force and effect.

3.	Section 2(c) of the Employment Agreement shall be amended, replaced and superseded in its entirety as follows:

“Base Salary. As compensation for his services, the Executive shall be paid a base salary at a minimum annual rate of $240,000 payable in accordance with the Company’s customary payroll practices, which salary shall be reviewed and may be increased (but not decreased without the Executive’s Written Consent) from time to time at the discretion of the Compensation Committee or of the Board of Directors of the Company.”

4.	Any and all references to “Base Salary” in the Employment Agreement shall refer to Lutz’ Base Salary, as increased pursuant to the revised language of Section 2(c) of the Employment Agreement as set forth in Paragraph 1 of this Amendment.

5.	Where any provision of the Employment Agreement provides that any compensation, bonus, or other payment to be made to Lutz shall be made by reference to Exhibit A, the Company agrees and acknowledges that such compensation, bonus or other payment shall be made by reference to the amounts payable to the “CEO” or Chief Executive Officer set forth on Exhibit A.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the day and year first above written.

COMPANY:

ASPIRITY HOLDINGS, LLC

By:	/S/ Wiley H Sharp III
Its:	CFO
Name:	Wiley H. Sharp III

LUTZ:

/S/ Scott C. Lutz
Scott C. Lutz

[Signature Page to Amendment No. 1 to Employment Agreement]